Exhibit 10.14

PRIVATE & CONFIDENTIAL

October 1st 2016

Ms. Nicole Bergman-Fong
+1-917-375-5496
nvfbergman@gmail.com

Dear Nicole:

This letter will set forth the principal terms of our offer to you to render advisory services to AVRA Medical Robotics, Inc. (“AVRA” or the “Company”).

Start Date:	October 1, 2016.

Position:	Corporate Counsel reporting to AVRA’s Chief Executive Officer.

Compensation:	Discretionary Bonus as determined by the board of directors.

Business Expenses:	Pre-approved expenses related to the advisory services wil1 be reimbursed by Company.

Stock Option:	On the Start Date, you will be granted a stock option under the Company's 2016 Incentive Stock Plan to purchase 60,000 shares of common stock at an exercise price of $0.15 per share, vesting monthly over three years as long as you continue to render advisory services to the Company as contemplated hereunder.

Term:	Your advisory services may be terminated at any time by either AVRA or you and for any reason, with or without cause.

Independent
Contractor:	Your providing advisory services to AVRA as contemplated hereunder shall not render you an employee, partner, agent of, or joint venturer with the Company for any purpose. You are and will remain an independent contractor in your engagement by to the Company. The Company shall not be responsible for withholding taxes with respect to your compensation. You shall have no claim against the Company hereunder or otherwise for vacation pay, holiday pay, sick leave, retirement benefits, social security, worker's compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

Confidentiality:	On or prior to the start date, you will execute the Advisor Confidentiality and Work Product Agreement which accompanies this letter.

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If you accept this offer. the terms described in this letter will be the terms pursuant to which you will render advisory services to the Company and this letter supersedes any previous discussions or offers. Any additions or modifications of these terms would have to be in writing and signed by you and an officer of the Company. The terms of this letter and your engagement by the Company will be governed by the laws of the State of Florida

If you agree to render advisory services to the Company as set forth herein, please indicate so by signing and returning this letter to us by email to info@avramedical.com or fax to (407)849-2719. Copies of this letter signed by facsimile or electronic means shall be deemed to be originals and if signed in counterpart, shall be deemed to constitute a single document.

We are excited about the possibility of your joining us. I hope that you will accept this offer and look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

/s/ Barry F. Cohen
Barry F. Cohen
Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Nicole Bergman Fong
Signature

March 27, 2017
Date

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